                                                                  Exhibit 10.169

                  CONDITIONAL RELEASE AND TERMINATION AGREEMENT

          THIS CONDITIONAL RELEASE AND TERMINATION AGREEMENT (the Termination Agreement") is made this 20 day of May, 1999, by and between Lakes Gaming. Inc., a Minnesota corporation ("Lakes") and Casino Resource Corporation, a Minnesota corporation ("CRC").

                                   WITNESSETH

          WHEREAS, Lakes and CRC executed that certain Memorandum of Understanding, dated as of December 29, 1998 (the "Memorandum"), pursuant to which they each, evidenced their intention to negotiate in good faith towards the execution of a joint venture agreement, on the terms and subject to the conditions set forth in the Memorandum, for purposes of seeking to obtain an Indian, gaming management and, development agreement (the "Management Agreement") with the Pokagon Band of Potawatomi Indians (the "Tribe"), for planned casinos in Michigan and Indiana;

          WHEREAS, as of the date hereof, the parties have not executed a joint venture agreement, nor has the Tribe awarded Lakes by CRC the Management Agreement;

          WHEREAS, it is the understanding of the parties hereto, that the Tribe may or may not be amenable to awarding the Management Agreement solely to Lakes so long as Lakes terminates its affiliation with CRC with respect to such Management Agreement: and

          WHEREAS, in the event the Tribe determines to award the Management Agreement to Lakes, and such selection, is conditioned on the CRC's noninvolvement in the management or development of the casinos, the parties, wish to terminate the Memorandum and release each from, any and all liability and claims they might otherwise have against each other related to or otherwise arising out of Ac transactions contemplated by the Memorandum, in each case on the terms and subject to the conditions set forth herein.

          NOW THEREFORE, in consideration of the foregoing and the mutual covenants and promises set forth herein, the parties intending to be legally bound hereby agree as follows:

          1. Subject to the conditions set forth in Section 3 below, Lakes hereby acquits, and forever discharges CRC, and each of its officers, directors, employees mid affiliates, and its and their respective successors and assigns of and from all actions, causes of actions, claims, suits, debts, dues, account, bonds, covenants, contracts, agreements, judgments, damages and costs whatsoever in law or in equity arising out of the Memorandum and the transactions contemplated thereby, which Lakes can, shall or may have from the beginning of the world to the date of these presents.

          2. Subject to the conditions set forth in Section 3 below, CRC hereby releases, acquits, and forever discharges Lakes, and each of its officers, directors, employees and affiliates.

                                  Confidential

                                   SCHEDULE I

AMOUNT PAYABLE   WHEN PAYABLE
--------------   ------------
                 Michigan Casino
  $ 4,000,000    Year 1 - Payable $1,000,000 quarterly in arrears
  $ 4,000,000    Year 2 - Payable $1,000,000 quarterly in arrears
  $ 4,000,000    Year 3 - Payable $1,000,000 quarterly in arrears
  $ 4,000,000    Year 4 - Payable $1,000,000 quarterly in arrears
  $ 4,000,000    Year 5 - Payable $1,000,000 quarterly in arrears
                 Indiana Casino
  $ 2,000,000    Year 1 - Payable $500,000 quarterly in arrears
  $ 2,000,000    Year 2 - Payable $500,000 quarterly in arrears
  $ 2,000.000    Year 3 - Payable $500,000 quarterly in arrears
  $ 2,000,000    Year 4 - Payable $500,000 quarterly in arrears
  S 2,000,000    Year 5 - Payable $500,000 quarterly in arrears
  -----------
  $30,000,000    Total

None of the above payments shall exceed on an annual basis twenty percent (20%) of Lakes Gaming Management Fee. If these payments during Year 1 exceed 20% of Lakes annual Management Fee, a credit will be given on the following years payments.

Both parties agree that at the end of the five year period, an average annual Management Fee will be calculated, with any appropriate adjustments made so as to assure that both Lakes Gaming and CRC that the amounts payable on Schedule I are no less than the amounts listed payable, but no greater than 20% of the Lakes Management Fee received by Lakes over the five year period. However, the overriding formula shall be that the fee paid to CRC shall be no more than 20% of the five year Management Fee received by Lakes.

                        AMENDMENT TO CONDITIONAL RELEASE
                           AND TERMINATION AGREEMENT

          THIS AMENDMENT TO CONDITIONAL RELEASE AND TERMINATION AGREEMENT (the "Amendment") is made this 1st day of July, 1999, by and between Lakes Gaming, Inc., a Minnesota corporation ("Lakes") and Casino Resource Corporation, a Minnesota corporation ("CRC").

                                   BACKGROUND

          Lakes and CRC executed that certain Memorandum of Understanding, dated as of December 29, 1998 (the "Memorandum"), pursuant to which they each evidenced their intention to negotiate in good faith towards the execution of a joint venture agreement, on the terms and subject to the conditions set forth in the Memorandum. The Joint Venture intended to seek to obtain an Indian gaming management and development agreement (the "Management Agreement") with the Pokagon Band of Potawatomi Indians (the "Tribe"), for planned casinos in Michigan and Indiana.

          It was the understanding of the parties that the Tribe might be amenable to awarding the Management Agreement to Lakes if CRC terminated its affiliation with Lakes and the proposed Joint Venture with, respect to the Management Agreement.

          Based on the foregoing understanding, the parties entered into a Conditional Release and Termination Agreement dated May 20, 1999 (the "Termination Agreement").

          Subsequent to the entering into of the Termination Agreement, the Tribe determined to negotiate exclusively with Lakes with a view to entering a Management Agreement.

          As part of the negotiations with the Tribe. The Tribe required that the Termination Agreement between Lakes and CRC be modified so that CRC would not be receiving any payments based on the revenues received by Lakes under the Management Agreement.

          In order to comply with the requirements of the Tribe, Lakes and CRC determined to amend the Termination Agreement and fix the payments from Lakes to CRC in full satisfaction of Lakes' financial obligations to CRC under the Memorandum and Termination Agreement.

          NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Paragraph 5 of the Termination Agreement be and the same is hereby restated in its entirety as follows:

               5. In consideration of CRC's prompt termination, withdrawal and disassociation from its relationship with each of Lakes, the proposed Joint Venture and the Tribe under the Memorandum or the Management Agreement. Lakes agrees to pay in full satisfaction of any and all obligations it owes to CRC the aggregate maximum sum of $16,100,000 (assuming the Casino is opened in the New Buffalo area) payable as follows:

                    5.1 $2 million shall be payable upon the later to occur of the signing of a Management Agreement and ratification of' same by the new Tribal Council pertaining to the proposed Michigan casino (as ratification is defined in the development agreement between the Tribe and Lakes, attached hereto as Exhibit B). Except for a change in the location not contemplated herein; any changes in the Management Agreement that the Tribe or Lakes Gaiming, Inc. might make in the Management Agreement will have no bearing on the payment to Casino Resource Corporation. The payment to Casino Resource Corporation will be triggered by the release of or payment of any funds, in excess of an aggregate of $250,000, by Lakes Gaming under their Management Agreement to the Tribe. Lakes Gaming, Inc. agrees to notify and pay CRC within 24 hours of the payment of funds, as described above. Lakes shall be given credit for a $2,604,923 million payment against the maximum $16.1 million aggregate amount in recognition of present valuing the advance cash payment being made.

                    5.2 $10,995,077 or the adjusted lesser amount per this Agreement shall be payable as set forth on Schedule A, attached hereto. Such payments shall commence on the last day of the calendar quarter in which the Tribe's Michigan casino opens, and continue only so long as Lakes Gaming, Inc. or an affiliate is and continues to be the manager and the casino is open.

                    5.3 Notwithstanding the foregoing, in the event the Tribe's Michigan casino is not substantially ready to open on or before June 30, 2004, and the Tribe has not granted an extension to open the casino within six months to Lakes, CRC shall repay to Lakes the $2 million paid to CRC pursuant to Paragraph 5.1 above, together with simple interest at the rate of 10% per annum from and after July 1, 2004. Such payment of principal and interest shall be made on July 30, 2004. If however, the Tribe's Michigan casino opens after the provisions of this subsection 5.3 become effective, and Lakes or an affiliate of Lakes is the manager, on such date, Lakes shall pay back to CRC any principal paid by CRC to Lakes pursuant to this Section 5.3 and CRC shall be released of any further payments to Lakes under this Section 5.3 except for any unpaid interest due.

                    5.4 Notwithstanding anything herein to the contrary, in the event the Tribe's Michigan casino is opened in the Benton Harbor area, the payments pursuant to Paragraph 5.2 above, shall be reduced from $10,995,077 to $7,095,077 and that amount shall be paid to CRC as follows: 16.1% of the amount shall be paid in year 1 on a quarterly basis in


                                      (2)
arrears; 17.7% of the amount shall be paid in year 2 on a quarterly basis in arrears; 21.2% of the amount shall be paid in year 3 on a quarterly basis in arrears; 22.1% of the amount shall be paid in year 4 on a quarterly basis in arrears; and 23.0% of the amount shall be paid in year 5 on a quarterly basis in arrears. In the event the Tribe's Michigan casino is opened in the Hartford area, the payments pursuant to Paragraph 5.2 above, stall be reduced from $10,995,077 to $3,515,077 and that amount shall be paid to CRC as follows: 16.1% of the amount shall be paid in year 1 on a quarterly basis in arrears; 17.7% of the amount shall be paid in year 2 on a quarterly basis in arrears; 21.2% of The amount shall be paid in year 3 on a quarterly basis in arrears; 22.1 % of the amount shall be paid in year 4 on a quarterly basis in arrears; and 23.0% of the amount shall be paid in year 5 on a quarterly basis in arrears. All payments are conditioned on the facts that the Casino is open and Lakes is the manager.

                    5.5 At the end of the calendar quarter in which the Tribe's Indiana casino is opened, if ever, Lakes shall pay CRC an aggregate of $2.5 million payable quarterly in the amount of $125,000 (without interest) each (but only if Lakes, or an affiliate of Lakes, is, all the time the payment is due, serving as the manager or developer of such casino and the casino is open.

                    5.6 Any payments made pursuant to this Paragraph 5 may be prepaid, at any time, by Lakes for the "present value" of the remaining payments due, using 10% as the discount rate."

                    5.7 Should Lakes fail to make any payments due CRC under this Section 5 as and when due, or within 10 business days after written notice of nonpayment has been given by CRC to Lakes, all remaining payments shall be and become immediately due and payable.

                    5.8 The releases in Section 2 of the Termination Agreement shall not apply to any payment due under this Section 5 or agreement contained in the Amendment to Conditional Release and Termination Agreement.

          2. It is understood by the parties that any costs incurred in obtaining the Management Agreement will be borne by Lakes Gaming, Inc. as the sole manager and developer of the gaming facility.

          3. Sections 3, 4, 6,7 and 8 of the Termination Agreement be and they are hereby stricken in their entirety and shall be of no further force or effect. Notwithstanding the deletion of Section 3 of the Termination Agreement, the parties hereto agree that the mutual releases set forth in Sections 1 and 2 of the Termination Agreement (the effectiveness of which were conditioned on the occurrence of events identified in Section 3 of the Termination Agreement) are effective, valid and binding.


                                       (3)

          4. CRC will execute a release in form and substance satisfactory to the Tribe as called for in Section 11.4 (V of the Development Agreement) between Lakes and the Tribe.

          5. The remaining teems and provisions of the Termination Agreement be and the same are hereby ratified, approved and confirmed.

          6. This Amendment and Termination Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes any inconsistent provisions in the Termination Agreement or Memorandum.

          7. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          8. Both parties represent and warrant that they ate duly authorized by their respective Board of Directors to execute this Amendment.

          9. CRC agrees to execute Certification as called for in the Management Agreement in Section 10.3.4.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first above written.

LAKES GAMING, INC.                      CASINO RESOURCE CORPORATION


By /s/ Lyle Berman                      By /s/ John J. Pilger
   ----------------------------------      -------------------------------------
   Lyle Berman, CEO                        John J. Pilger. CEO


                                       (4)

                                    EXHIBIT A
              10.6 MILLION ESTIMATED INCOME DUE CRC BY LAKES GAMING

            Year 3      Year 4      Year 5      Year 6      Year 7
          0.1608105    0.176614    0.211619    0.220828    0.230128      Total
          ---------   ---------   ---------   ---------   ---------   ----------
1st Qtr     442,031     485,471     581,692     607,005     632,569    2,748,768
2nd Qtr     442,031     485,471     581,692     607,005     632,569    2,748,768
3rd Qtr     442,031     485,471     581,692     607,005     632,569    2,748,768
4th Qtr     442,031     485,471     581,692     607,005     632,569    2,748,773
          ---------   ---------   ---------   ---------   ---------   ----------
          1,768,124   1,941,884   2,326,768   2,428,020   2,530,276   10,995,077
          =========   =========   =========   =========   =========   ==========

                                   CERTIFICATE

     The undersigned Casino Resource Corporation ("CRC") certifies to the Pokagon Band of Potawatomi Indians (the "Band") and Lakes Gaming, Inc. as follows:

     1. Neither CRC nor any Insider of CRC has engaged the services of any member of the Pokagon Band, for consideration or otherwise. In connection with or in any way related to a Casino.

     2. Neither CRC nor any Insider of CRC has attempted to influence any member of the Band, including any member of the Band government, directly or indirectly, concerning consideration of any Proposal.

     3. Unless described in writing attached hereto to the best of its knowledge neither CRC nor any Insider of CRC employs, as an employee, consultant or otherwise, any member of the Band, or any member of the Immediate Family of any Band member.

     4. Neither CRC nor any Insider of CRC has paid any fee, consideration or other remuneration of any kind to any member of the Band or any member of the Immediate Family of any Band member in connection with any Proposal, the Casino, or Band's gaming activity generally.

     5. Unless described in writing attached hereto to the best of CRC's knowledge neither CRC nor any Insider of CRC has any agreement, written or oral, to employ, as an employee, consultant or otherwise, any member of the Band or any member of the Immediate Family of any Band member.

     6. Neither CRC nor any Insider of CRC has any agreement, written or oral, to pay any fee, consideration or other remuneration of any kind to any member of the Band or any member of the Immediate Family of any Band member in connection with any Proposal, the Casino, or Band's gaming activity generally.

     For purposes of this Certificate the following definitions control:

     "Casino" means a casino to be owned or operated by the Band in Michigan.

          "Immediate Family" means a person's spouse, children, step-children, parents, including spouse's parents, siblings, grandparents, including spouse's grandparents, and grandchildren, including step-grandchildren.

          "Insider" has the meaning defined in 11 U.S.C. Section 101(31), assuming

          CRC were the debtor in that definition.

          "Proposal" means any proposal submitted to the Band by CRC or Lakes relating to a Casino.

     CRC understands that the Band and Lakes Gaming, Inc. are relying on this Certificate in closing on a Development Agreement, a Management Agreement and related documents of near or even date.

Dated: July 7, 1999

Witness:                                Casino Resource Corporation


/s/ Robert J. Allen                     by: /s/ John J. Pilger
-------------------------------------       ------------------------------------
V.P.                                    its CEO

                                 GENERAL RELEASE

     Casino Resource Corporation ("CRC"), for itself and its officers, employees, directors, attorneys, agents, shareholders, successors and assigns (collectively "Releasors"), hereby releases and discharges the Pokagon Band of Potawatomi Indians (the "Band"), its council members, officers, employees, attorneys, agents, successors and assigns, and all members of the Band, their respective heirs, personal representatives and assigns (collectively "Releasees"), from any and all debts, demands, actions, causes of action, attachments, liens, contracts, agreements, promises, doings, omissions, variances, damages, claims, rights, liabilities, suits at law, in equity, and administrative law, which now exist or may in the future result from the existing state of facts, whether known or unknown, whether direct or indirect, of whatever kind or nature, which each of them have or may have against Releasees as of the date hereof or which may in the future arise from the existing state of things.

     This Release contains the entire Agreement relating to such Release and supersedes all prior oral and written Agreements between the parties hereto on the subject matter hereof. There are no oral understandings or agreements between the parties hereto. The terms of this Release are contractual and are not a mere recital. No cross release shall be inferred from this release.

     The person executing this Release on behalf of CRC warrants that he is duly authorized to do so.

     This Release is governed by the law of the State of Michigan.

     This Release may be executed in counterparts, all of which together shall be one original.

                          CAUTION: READ BEFORE SIGNING

Dated: July 7, 1999

Witness:

                                        Casino Resource Corporation


/s/ Robert J. Allen                     by: /s/ John J. Pilger
-------------------------------------       ------------------------------------
    V.P.                                its: CEO

                                        print name: John J. Pilger

State of Mississippi
Hancock, County                         July 7, 1999

     Personally appeared before me the above named John J. Pilger CEO of Casino Resource Corporation, and swore that the foregoing was his free act and deed in his said capacity and the free act and deed of that corporation.


                                        /s/ V.P. Hall
                                        ----------------------------------------
                                        Notary Public

2551                                    (STAMP)
and its and their respective successors and assigns of and from all actions, causes of actions, claims, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, damages and costs whatsoever in law or in equity arising out of the Memorandum and the transactions contemplated thereby, which CRC can, shall or may have from the beginning of the world to the date of these presents.

          3. The effectiveness of the foregoing releases are conditioned on the occurrence of each of the following:

               (a) The Tribe shall award Lakes or one of its affiliates the Management Agreement for either or both of the Tribe's planned casinos in Michigan or Indiana.

               (b) The Tribe shall request, either orally or in writing, for any reason or for no reason, and either before or after awarding of the Management Agreement, that Lakes disassociate itself from CRC or any of its officers, directors or employees.

          4. In the event the conditions set forth in Section 3 occur, the Memorandum shall be of no further force or effect, and CRC covenants and agrees with Lakes that it will promptly withdraw from the Tribal selection process and terminate any interest it may have or otherwise be entitled to under the Memorandum or any Management Agreement, subject to the payment by Lakes of the consideration set forth in Section 5.

          5. In consideration of CRC's prompt termination, withdrawal and disassociation from its relationship with each of Lakes and the Tribe under the Memorandum or the Management Agreement Lakes agrees to pay CRC not less than a sum equal to twenty percent (20%) of any management fee or like fee that Lakes' actually earns and collects under any Management Agreement with the Tribe, (i) up to an annual maximum payment of $4 million to CRC or an aggregate maximum payment of $20 million to CRC with respect to the Tribe's planned Michigan casino, and (ii) not less than a sum equal to twenty percent (20%) of any management fee or like fee that Lakes' actually earns and collects under any Management Agreement with the Tribe, up to an annual maximum payment of $2 million to CRC or an aggregate maximum payment of $10 million to CRC with respect to the Tribe's planned Indiana casino, in each case pursuant to the terms of Schedule I attached hereto.

          6. Notwithstanding anything to the contrary contained herein, in the Memorandum or in the Management Agreement, the calculation of Lakes' management fee or like fee shall be made without regard to the receipt by Lakes at any time of interest income from the Tribe on any amount of outstanding indebtedness to the Tribe or any principal payments made by the Tribe on such indebtedness. It is the further agreed by the parties hereto, that any amounts owing from Lakes to CRC under this Agreement, shall only be paid by Lakes following Lakes' prior receipt and collection of such management fee from the Tribe, and any risk of Lakes' noncollection, risk of setoff or other forfeiture of the management fee or like fee, for whatever reason, any reason or no reason shall be borne 80% by Lakes and 20% by CRC, and such nonreceipt or noncollection shall reduce the amount of consideration payable by Lakes or any affiliate of Lakes owing to CRC under Section 5 hereof.


                                       (2)

          7. All monies due CRC under this Termination Agreement are further conditioned upon, due and payable only if received by Lakes, or its subsidiary or affiliate. If for any reason or for no reason Lakes, a subsidiary of Lakes, or an affiliate of Lakes does not receive management fee income or like fee from the venture then nothing is due or payable or does not earn a management fee.

          8. Further, if NIGC does not approve the proposed Management Agreement between Lakes and the Pokagon Band alone, then both parties agree to negotiate in good faith, and Lakes agrees to compensate CRC in a like manner, mirroring the terms of this Termination Agreement, and subject to NIGC approval.

          IN WITNESS WHEREOF, the parties have executed this agreement as of the date set forth above.


LAKES GAMING, INC.                      CASINO RESOURCE CORPORATION


By /s/ Lyle Berman                      By /s/ John J. Pilger
   ----------------------------------      -------------------------------------
Its CEO                                 Its CEO


                                       (3)